EXHIBIT 99.1

PRESS RELEASE DATED MAY 31, 2005

PATCH TO IMMEDIATELY DRILL A MAJOR NEW ‘W5M’ OIL AND GAS PROSPECT IN ALBERTA

CALGARY, May 31, 2005 /PRNewswire-FirstCall via COMTEX/ -- Patch International Inc. (OTC BB: PAII) is extremely pleased to announce that PAII has signed a participation agreement for a working interest in a $1.5 million, potential multi-well prospect located in the world-class Oil and Gas Field in Alberta, Canada. The prospect, the Mcleod Project, is a W5M- west of the fifth meridian property and is being drilled to 1950 TVD meters in partnership with two major companies- one a major oil and gas company listed on the TSX and the other a NYSE-listed company.

The W5M Mcleod Project is approximately 100 miles west of Edmonton, near the town of Edson. The operations on this new project are expected to commence within the next few days, with initial results from this first well in a few weeks.

The two current wells in the area are producing from the same Middle Ellerslie (Gething) reservoir sand that is PAII’s target at the W5M Mcleod project location. Other Ellerslie (Gething) gaswells in the area are producing from Upper Ellerslie or overlying Lower Glauconite (Bluesky) sands.

The first well initially produced gas at 5 MMCF/D and will produce from 5-6 BCF gas (ultimate recovery). The second well initially produced gas at 4 MMCF/D but production increased to 6 MMCF/D after two years. The well will produce about 10 BCF gas.

The Middle Ellerslie reservoir is interpreted to be a beach deposit which extends for quite a distance. The PAII drill location at the W5M Mcleod project location has been determined seismically and the seismic character of the location appears to match the character of the seismic synthetic for the largest producing gas well in the area.

Commenting on the major drill program, CEO David Stadnyk said:

"This is a tremendous opportunity for PAII. To be able to secure such a large working interest of 10% with two high level partners in such a world-class W5M field could be a huge step in PAII's growth. The month of June is going to be an extremely exciting one as PAII could be achieving results on two separate drill programs. When you factor in the high prices for oil, it could not be a better time for PAII to find new discoveries. PAII's goal is to become a mid-range oil and gas producer."

Alberta accounts for 55% of Canada's oil production. Alberta's crude oil and equivalent production was 1,534,000 barrels per day in 2003. One half of Alberta's oil and gas is exported to the U.S., providing 5% of U.S. oil consumption and 12% of natural gas consumption. The Oil and Gas Journal reported that Canada ranks second largest, only behind Saudi Arabia, in terms of global proven crude oil reserves at 15% of world reserves. The majority of these reserves are found in Alberta.

Alberta accounts for just over 80% of the natural gas produced in Canada, which is the world's third-largest supplier of gas, and exports about three-quarters of its production outside the province's borders. About half of the five trillion cubic feet of gas produced each year in Alberta is exported to the United States, and about one-quarter flows to other points in Canada. Alberta has an estimated 200 trillion cubic feet of ultimately recoverable conventional natural gas. Recent estimates indicate that Viking and equivalent strata contain in the order of 5% and 8%, respectively, of the oil and gas reserves known to exist in Alberta alone.

About Patch

PAII is a junior oil and gas producer that currently earns oil revenue from 19 oil wells. These wells provide the company with both short-term and long-term cash flow, and it is anticipated that these wells have a life of over 15 years. PAII has properties in North America and has made significant progress on oil and gas opportunities in Algeria, Libya, and Tunisia. PAII holds 11.2 million shares in Pharmaxis (PXS: Australian Stock Exchange) of which 5.6 million have been declared as a dividend, and is largest shareholder behind the Rothschild Group. PAII plans to use the proceeds from this investment to build the company’s oil and gas assets and just as PAII’s pioneering pharmaceutical efforts are coming to fruition, PAII believes that the coming months will be a period of tremendous success for the company's international oil and gas prospects.

For further information visit our corporate website at www.patchenergy.com.

If you are not currently on the PAII updates list please send in your email to info@patchenergy.com or call 1 888 864 7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list. Additionally, the news release dated May 31, 2005 titled “Patch International Announces Financing Offering” was issued in error.

Contact:

Investor Relations:
Tel: 888-864-7372
Fax: 604-688-5390
Email: info@patchenergy.com

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decisions.